EXHIBIT 5.1



                                December 4, 2000



Inter-Con/PC, Inc.
7667 Equitable Drive, Suite 101
Eden Prairie, MN 55344

         Re: OPINION OF COUNSEL AS TO LEGALITY OF 3,750,000 SHARES OF COMMON STOCK TO BE REGISTERED UNDER THE SECURITIES ACT OF 1933


Ladies and Gentlemen:

         This opinion is furnished in connection with the registration under the Securities Act of 1933 on Form S-8 of 3,750,000 shares of Common Stock, no par value per share, of Inter-Con/PC, Inc. (the "Company") offered to non-employee directors and consultants pursuant to the Inter-Con/PC, Inc. 2000 Non-employee Directors and Consultants Stock Plan, as amended, and the 1997 Director's Stock Option Plan, as amended (collectively, the "Plans").

         As counsel for the Company, we advise you that it is our opinion, based on our familiarity with the affairs of the Company and upon our examination of pertinent documents, that the 3,750,000 shares of Common Stock to be offered by the Company under the Plans, will, when paid for and issued, be validly issued and lawfully outstanding, fully paid and nonassessable shares of Common Stock of the Company.

         The undersigned hereby consents to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement with respect to said shares of Common Stock under the Securities Act of 1933.

                                       Very truly yours,

                                       LINDQUIST & VENNUM P.L.L.P.


                                       /s/ Lindquist & Vennum P.L.L.P.